Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation Reports Financial Results for Quarter and Year Ended December 31, 2006

Tampa, FL — (BUSINESS WIRE) — February 28, 2007 — UTEK Corporation (AMEX & LSE-AIM: UTK) today announced financial results for the three months and fiscal year ended December 31, 2006.

Year Ended 2006 Financial Results

For the year ended December 31, 2006, income from operations (revenue) was $56,952,937 as compared to $22,743,823 for the year ended December 31, 2005. Net income from operations for the year ended December 31, 2006 was $19,944,207, as compared to $5,887,830 for the year ended December 31, 2005. Approximately 94% and 85% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the years ended December 31, 2006 and 2005, respectively.

The net increase (decrease) in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was ($4,910,798) or ($0.56) per weighted average diluted share outstanding for the year ended December 31, 2006, as compared to $2,095,675 or $0.29 per weighted average diluted share outstanding for the year ended December 31, 2005.

The value of the Company’s investment portfolio was $37,879,023 at December 31, 2006, as compared to $38,752,926 at December 31, 2005. Net asset value per common share outstanding increased to $5.71 at December 31, 2006, from $5.58 at December 31, 2005.

Monetization of equity stakes in the portfolio were a record $9.7 million for 2006. This represents an increase from the $3.1 million monetized during 2005.

The Company ended the year with cash and cash equivalents of $9.7 million, investments in U.S. Treasuries and Certificates of Deposit of $4.6 million, total assets of $53.0 million and net assets of $51.0 million. The Company had no long-term debt outstanding at December 31, 2006.

Weighted average diluted shares outstanding were 8,786,605 and 7,325,312 for the years ended December 31, 2006 and 2005, respectively.

Fourth Quarter 2006 Financial Results

For the fourth quarter of 2006, income from operations (revenue) and net income from operations were $8,474,448 and $2,540,676, respectively, as compared to $7,214,114 and $1,951,555, respectively, for the fourth quarter of the prior year. Approximately 91% and 84% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarter ended December 31, 2006 and 2005, respectively.

The net increase (decrease) in net assets from operations (including net income from operations plus realized and unrealized gains and losses on investments) for the fourth quarter of 2006 was ($17,053,955), or ($1.91) per weighted average diluted share outstanding as compared to the net increase in net assets from operations of $135,625, or $0.02 per weighted average diluted share outstanding for the fourth quarter of 2005.

Weighted average diluted shares outstanding were 8,933,305 and 8,008,550 for the quarters ended December 31, 2006 and 2005, respectively.

Overview

The Company significantly expanded its technology transfer business in 2006. Twenty-nine (29) technology transfers were completed with average revenues and costs per transaction of $1.8 million and $446,000, respectively, as compared to fourteen (14) technology transfers completed in 2005 with average revenues and costs per transaction of $1.3 million and $329,000 respectively. In the fourth quarter, we experienced losses in our portfolio, primarily from the reduction in value of four equity positions, as follows (net of deferred tax benefit): Trio Industries Group, Inc. - $8.2 million, Industrial Biotechnology Corporation - $5.3 million, Fuel FX International, Inc. - $2.6 million and Advanced Refractive Technologies, Inc. - $1.3 million. While these losses were significant, failures among small cap companies are not unexpected and may occur in the future. The current portfolio is comprised of more than 60 holdings. Many of these positions are with small capitalization companies which over time may have high failure rates due to a variety of factors. For clients that fail, UTEK may lose the entire amount of its capital spent acquiring and transferring the technology to them.

In an effort to meet its current and anticipated growth, the Company recently relocated to an expanded corporate headquarters in Tampa, Florida. We believe that the move has increased the ability of the Company to access qualified employees from the Tampa Bay region.

In the past 12 months, UTEK has been successful in locating and transferring technologies to our clients from some of the finest universities in the world, including Harvard University, University of Virginia, Oxford University and a technology developed by a professor at the Massachusetts Institute of Technology.

Recent Developments

Since December 2006 UTEK entered into to two Master Strategic Alliance agreements, one with Acumen BioFin, a division of Rodman & Renshaw, LLC, and a second one with vFinance Investments, Inc. to provide and purchase UTEK’s technology acquisition services for select banking clients. We are encouraged with our Master Alliance agreements as they may serve to facilitate the access to follow-on financing by our clients as they seek to accelerate the commercialization of recently acquired technologies.

Recently, UTEK announced that C.E. Unterberg, Towbin entered into an Agreement to assist UTEK in the monetization of a portion of the equity stakes UTEK receives upon completion of certain technology transfers. We believe that this Agreement may enable UTEK to more rapidly and efficiently monetize portions of our equity stakes in our portfolio companies, thereby mitigating risk in the portfolio and improving cash flow from technology transfers.

In addition, UTEK recently entered into a $4 million line of credit with the Bank of Tampa to provide additional working capital for technology transfers. The interest rate on the credit line is at the prime rate. We believe that the combination of this credit line with the real time monetization of portions of select equity stakes may improve the cash flow generated by our business.

Clifford M. Gross, Ph.D., UTEK’s Chairman and CEO stated, “Looking at 2007 we are enthusiastic about our market-driven technology transfer business. During the last few months we have improved our client acceptance procedures resulting in a more diversified client mix, approximately one-third of all of our active strategic alliance engagements are with companies which trade on the NYSE, NASDAQ or AMEX. Since the beginning of 2007, UTEK has signed 14 new Strategic Alliances; due to client confidentiality most of these have not been publicly announced. In addition, we have enhanced our technology search and transfer capabilities and as recently announced we have taken steps to accelerate the monetization of portions of the equity stakes we receive concurrent with the conclusion of technology transfers. We believe that these positive steps may enhance the efficiency of our business and improve the upside potential of our portfolio as well as our cash flow. Although there is much more that needs to be done, we believe that we are positioned well for the future.”

Third Party Independent Valuation of Portfolio Investments

UTEK determines the value of its portfolio investments on a quarterly basis. Portfolio investments that are not publicly traded or whose market prices are not readily available are valued at fair value as determined by UTEK’s Board of Directors. UTEK’s Board of Directors has retained Klaris Thomson & Schroeder, Inc., an independent valuation firm, to assist it in determining the fair value of its portfolio investments. Klaris Thomson & Schroeder provided independent valuations of UTEK’s entire investment portfolio at December 31, 2006. UTEK has conducted third party independent valuations of 100% of its portfolio investments every quarter since inception as a public company in 2000.

Financial Position Information

The following tables contain comparative selected financial data as of December 31, 2006 and December 31, 2005 and for the three and twelve-month periods ended December 31, 2006 and 2005:

Balance Sheet Information:

	Year Ended December 31,
	2006	2005	Percentage Increase (Decrease)
Total investments at value	$37,879,023	$38,752,926	(2)%
Total assets	$53,040,810	$49,005,960	8%
Net assets	$50,981,162	$44,441,118	15%
Common shares outstanding	8,936,009	7,961,505	12%
Net asset value per share	$5.71	$5.58	2%

Statement of Operations Information:

	Year Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
Income from operations:
Sale of technology rights	$51,190,576	$18,131,941	$7,178,370	$5,665,640
Consulting and other services	4,950,036	4,178,504	1,127,922	1,433,359
Investment income, net	812,325	433,378	168,156	115,115

	56,952,937	22,743,823	8,474,448	7,214,114
Expenses:
Acquisition of technology rights	12,945,145	4,599,570	1,708,369	1,228,308
Salaries and wages	3,430,327	2,675,317	1,091,166	843,411
Professional fees	1,320,108	774,434	405,262	226,528
Sales and marketing	2,876,682	2,563,430	355,307	895,833
General and administrative	4,116,591	2,679,015	776,511	879,144
Goodwill impairment	234,940	—	—	—
	24,923,793	13,291,766	4,336,615	4,073,224

Income before income taxes	32,029,144	9,452,057	4,137,833	3,140,890
Provision for income taxes	12,084,937	3,564,227	1,597,157	1,189,335

Net income from operations	19,944,207	5,887,830	2,540,676	1,951,555

Net realized and unrealized gains (losses):

Net realized gains (losses) on investments, net of income tax (benefit) of ($554,984) and $545,163 for the three and twelve months ended December 31, 2006, respectively, and $349,014 and $(2,086,923) for the three and twelve months ended December 31, 2005, respectively	903,181	(3,458,979)	(919,861)	578,475

Net change in unrealized depreciation of investments, net of deferred income tax benefit of $(11,267,151) and $(15,540,139) for the three and twelve months ended December 31, 2006, respectively, and $(1,444,619) and $(201,008) for the three and twelve months ended December 31, 2005, respectively	(25,758,186)	(333,176)	(18,674,770)	(2,394,405)

Net increase (decrease) in net assets from operations	$(4,910,798)	$2,095,675	$(17,053,955)	$135,625

Conference Call at 10:00 a.m. EST on Wednesday, February 28, 2007

UTEK will hold a live conference call on Wednesday, February 28, 2007 at 10:00 a.m. EST to discuss its 2006 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

•	US and Canada: 888-889-2497

•	UK: 0800-032-3836

•	Other international: 973-935-8515

•	Conference call ID: #8492515

About UTEK Corporation

UTEK® is a specialty finance company focused on technology transfer. UTEK’s services enable companies to acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition, UTEK offers companies the tools to search, analyze and manage university intellectual properties. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, UTEK can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of a limited number of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. Net increases or decreases in net assets resulting from operations can vary substantially from year to year primarily due to the changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly and yearly comparisons of net increases in net assets resulting from operations may not be meaningful. As a result of all of these factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:
UTEK Corporation
USA:
Tania Bernier
813-754-4330 x 223
UK:
Bankside Consultants
Steve Liebmann or Simon Bloomfield
+ 44 (0) 20-7367-8883